SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 4, 2004

Warning Model Management, Inc.

(Exact Name of Registrant as Specified in Its Charter)

   New York                 000-27219            13-3865655
  ______________________________________________________________________________________________________________________
 (State or Other Jurisdiction         (Commission File Number)       (I.R.S. Employer
  of Incorporation)                            Identification No.)

9440 Santa Monica Boulevard, Suite 400, Beverly Hills, California 90210
(Address of Principal Executive Offices) (Zip Code)

(310) 860-9969
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5.     Other Events and Regulation FD Disclosure.

The Board of directors of Warning Model Management appointed Brian Bonar as a Director . Brian Bonar is currently serving as a director of Imaging Technologies Corporation ("IMTO") since August 1995 and became IMTO's Chairman of the Board in December 1999. From August 1992 through April 1994, Mr. Bonar served as the IMTO’s Director of Technology Sales and from April 1994 through September 1994 as the IMTO’s Vice President, Sales and Marketing. In September 1994, Mr. Bonar became the IMTO’s Executive Vice President and, in July 1997, was appointed as the IMTO’s President and Chief Operating Officer. In April 1998 Mr. Bonar assumed the post of CEO. From 1991 to 1992, Mr. Bonar was Vice President of Worldwide Sales and Marketing for Bezier Systems, Inc., a San Jose, California-based manufacturer and marketer of laser printers. From 1990 to 1991, he was Worldwide Sales Manager for Adaptec, Inc., a San Jose-based laser printer controller developer. From 1988 to 1990, Mr. Bonar was Vice President of Sales and Marketing for Rastek Corporation, a laser printer controller developed located in Huntsville, Alabama. From 1984 to 1988, Mr. Bonar was employed as Executive Director of Engineering at QMS, Inc., an Alabama-based developer and manufacturer of high-performance color and monochrome printing solutions. Prior to these positions, Mr. Bonar was employed by IBM, U.K. Ltd. for approximately 17 years.

Item 6.    Resignations of Registrant’s Directors

Michael Rudolph resigned as Chief Executive Officer and Director of Warning Model Management, Inc. effective February 4, 2004 to dedicate his time to his other business and personal interests.

Item 7(c.)  Exhibits

The following exhibit is filed as part of this report in accordance with the provision of Item 601 of Regulations S-B:

Exhibit        Name of Exhibit

99        Letter of resignation received from Mr. Rudolph.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 18, 2004

Warning Model Management, Inc

By:/s/ Brian Bonar _______________________ Brian Bonar Director